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                                                                    EXHIBIT 99.2

                            LOAN EXTENSION AGREEMENT

         This Loan Extension Agreement (the "Agreement") is made and dated as of this 26th day of June, 2000 between Globalmedia.com, a Nevada Corporation (the "Borrower") and RealNetworks, Inc., a Washington Corporation, with its principal place of business at 2601 Elliott Avenue, Seattle, Washington 98121 (the "Lender").

                                    RECITALS

         A. Pursuant to the terms of the RealChannels Agreement dated January 19, 2000, the Livestations Agreement dated November 1, 1999, the Gidget Sponsorship Advertising Insertion Order, the On-going Advertising Insertion Order, the Custom Software Upgrades and Support Terms and Conditions Addendum dated as of January 19, 2000, and a Release and Settlement Agreement stamped February 16, 2000, all between Borrower and Lender (collectively, the "Subject Contracts"), Borrower was obligated to to pay Lender the aggregate sum of $2,000,000.00 on or before June 15, 2000 (the "Sum").

         B. The due date for the Sum was no later than June 15, 2000. The balance due as of June 15, 2000 is as follows:

---------------------------------------------- ----------------------------
                ITEM                                     AMOUNT
---------------------------------------------- ----------------------------
                                               $2,000,000.00
Principal as of June 15, 2000
---------------------------------------------- ----------------------------
---------------------------------------------- ----------------------------
---------------------------------------------- ----------------------------
---------------------------------------------- ----------------------------

         C. Borrower is in default under the Subject Contracts, and the Sum is now due and payable in full. Borrower has requested that Lender enter into a loan extension arrangement for repayment of the Sum. Lender has agreed to enter into such a loan extension arrangement with Borrower on the terms and subject to the conditions set forth in this Agreement.

         D. This Agreement is intended to resolve all disputes among Lender and Borrower as of the date hereof, to permit Borrower the Payment Schedule and Terms set forth below, to reassure Lender that Borrower will pay the Sum in full, and to give Lender the benefit of the representations and warranties made by Borrower below.


              NOW THEREFORE, in consideration of the above recitals and for other good and valuable consideration, and in consideration for Lender accommodating Borrower by extending the due date of the Sum and making modifications to the Subject Contracts, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. EXTENDED PAYMENT SCHEDULE AND MODIFIED CONTRACT TERMS.


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                  (a) At execution of this Agreement, Borrower agrees to pay
Lender the sum of One Million, Twenty Five Thousand, Nine Hundred Eighty Three and sixty four/hundredths Dollars ($1,025,983.64) by wire transfer to be received by Lender no later than June 27, 2000 representing payment of $1,000,000.00 of the Sum and payment of $25,983.64 past due amounts on the Subject Contracts.

                  (b) On or before September 1, 2000, Borrower agrees to pay Lender by wire transfer the sum of One Million Dollars ($1,000,000.00), together with interest at the rate of eight percent (8%) per annum accrued on that amount.

                  (c) Lender agrees to accept the foregoing payments in lieu of the payments required as of June 15, 2000 by the Subject Contracts so long as no condition or event exists which constitutes an Event of Default under this Agreement.

                  (d) In addition, Borrower agrees to pay the sum of Thirty Six Thousand, Six Hundred Ninety Four and seventy seven hundredths Dollars ($ 36,694.77), representing amounts currently due under the Streaming Media Services Agreement dated January 19, 2000 ("Streaming Services Agreement") by wire transfer to be received by Lender no later than June 27, 2000.

                  (e) In addition, Borrower agrees to pay the sum of One Hundred Thousand Dollars ($ 100,000.00), representing amounts that are due no later than July 1, 2000 under the Livestations Agreement by wire transfer to be received by Lender no later than July 1, 2000.

                  (f)      Lender and Borrower agree as follows:

                           (i) the Streaming Services Agreement shall be amended
by the First Amendment to Streaming Media Services Agreement of even date herewith, which the parties are executing simultaneously with this Agreement;

                           (ii) this Agreement shall serve as a First Amendment
to the Livestations Agreement to provide that the term of the Livestations Agreement as to the first ten stations launched shall end on November 1, 2000, and the term for the next five stations launched shall end on May 1, 2001.

                           (iii) the RealChannels Agreement is amended hereby to
provide that the "Term" (as defined therein) shall end on June 3, 2001; and

                           (iv) the On-going Advertising Insertion Order is
amended hereby to list as the impressions to be provided the following:

                           28,000,000 Real Sites Run of Network Banners
                             (Space Avail.)
                           14,000,000 Buttons
                           8,000,000 Channels Run of Channels In-stream Ads

                           And further provided that the flight dates for the
In-stream ads shall be amended to start 6-26-00 and end 6-25-01 and the flight dates for the Banners and Buttons shall start 6-26-00 and end 1-16-01.

          2. RELATIONSHIP OF THIS AGREEMENT TO SETTLEMENT AGREEMENT AND SUBJECT CONTRACTS. Borrower understands that Lender is willing to grant the accommodations described in Section 1 above to Borrower expressly and only on condition that Borrower makes when due each and every payment required by
Section 1 above and there is no other Event of Default. If Borrower makes when due all payments required by Section 1 above the Sum shall be deemed "paid in full." Lender and Borrower agree to execute all documents necessary to effectuate this provision. If Borrower fails to make any payment required by
Section 1 hereof when due or any other Event of Default shall occur, the Lender shall have the


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rights and remedies provided in this Agreement, including, without limitation, the right to enforce this Agreement in accordance with its terms. Except as otherwise expressly provided in this Agreement (or any other agreements entered into pursuant to Section 1(f) above), all of the terms and conditions of the Subject Contracts are hereby reaffirmed, and shall be and remain in full force and effect until all obligations of Borrower under this Agreement have been satisfied.

         3. REPRESENTATIONS AND WARRANTIES. As an inducement to Lender to enter into this Agreement and to accept payments in accordance with the provisions of
Section 1 of this Agreement, Borrower hereby reaffirms as of the date of this Agreement all representations, warranties, covenants, agreements and promises set forth in the Subject Contracts, and further represents and warrants to Lender as follows:

         (a) Borrower has entered into this Agreement and the obligation to make the payments described in Section 1 above for the purposes of carrying out Borrower's bona fide business objectives.

         (b) Borrower hereby acknowledges that Borrower did not pay the Sum on time and that the Sum is fully due and owing, and that the Subject Contracts are not subject to any defenses, setoffs, recoupments, or counterclaims of any sort.

         (c) Borrower, for itself and for its assigns, representatives, agents, and for any other person or persons, or entity or entities acting by, for or through it, hereby fully surrender to and release, acquit and forever discharge Lender, its representatives, agents, counsel and assigns from any and all manner of actions, causes of action, suits, damages, sums of money, demands or claims, whatsoever, in law or in equity, direct or indirect, whether or not now known, suspected or unsuspected which arise out of any actual or alleged act or omission by Lender, its agents and assigns relating to its obligations under the Subject Contracts ("Subject Claims"); provided, that the foregoing release shall not apply to any obligations of Lender, its agents or assigns under the Subject Contracts which are to be performed after the date of this Agreement. Borrower acknowledges that this is a full and final release of the Subject Claims.

         (d) Borrower agrees that the balance of the Sum due as of June 15, 2000 is the amount set forth in the recitals to this Agreement.

         4. EVENTS OF DEFAULT. Any of the following events shall constitute an Event of Default ("Event of Default") hereunder:

         (a) Borrower fails to pay when due any sum which Borrower is required to pay, or fails to perform when due any obligation which Borrower is required to perform under Section 1 of this Agreement, or otherwise fails to pay, perform, or observe any obligation, agreement or covenant to be paid, performed or observed by Borrower under this Agreement.

         (b) If the payments made by Borrower to Lender hereunder are avoided, set aside, recovered or taken away from Lender in connection with any bankruptcy, insolvency or receivership proceeding instituted by or against Borrower.


         5. REMEDIES. Upon the occurrence of an Event of Default by Borrower, the full amount of this Agreement shall become due and payable, the Subject Agreements shall be deemed in default, and Lender may, at its option and without notice to Borrower, enforce this Agreement and the Subject Agreements though any means available by Law.


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         6. SURVIVAL. All of Borrower's representations and warranties made in this Agreement shall survive this Agreement and shall not be merged upon performance by Borrower and Lender of the terms of this Agreement.

         7. NO WAIVER. No failure to exercise, and no delay in exercising any right, power, or remedy hereunder shall impair any right, power or remedy which Lender may have, nor shall any such delay be construed as a waiver of any such rights, powers, or remedies, or an acquiescence in any breach or default under this Agreement or under any Loan Document, nor shall any waiver of any breach or default of Borrower be deemed a waiver of any default or breach subsequently occurring.

         8. REMEDIES NOT EXCLUSIVE. No remedy herein conferred on the Lender is intended to be exclusive of any other remedy herein or in any other agreement between the parties hereto or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or thereunder or now or hereafter existing at law, in equity or by statute.

         9. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall no in any way be affected or impaired thereby.

         10. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, and their respective successors and assigns; provided however, that Borrower may not transfer its rights or obligations under this Agreement without the prior written consent of the Lender.

         11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Washington. The parties hereby irrevocably consent to the jurisdiction of the state and federal courts located in King County, Washington, in any proceedings arising under or relating to this Agreement, and also consent to venue in King County, Washington.

         12. AMENDMENT AND WAIVER. No provision of this Agreement may be amended, modified, supplemented, changed, waived, discharged, or terminated unless each party hereto consents in writing.

         13. NOTICES. Any notice to be given to either party shall be sufficiently given on the date of mailing if delivered personally with receipt acknowledged, or sent by first-class registered or certified mail, overnight courier, or the equivalent, return-receipt requested, postage or charges prepaid, addressed to such party at the address set forth below.

         To Lender:        RealNetworks, Inc.
                           Copy to General Counsel and Chief Operating Officer

         To Borrower:      400 Robson Street
                           Vancouver, British Columbia  V6B 2B4
                           Canada
                           Attn.:  Chief Executive Officer; Chief Financial
                           Officer


         14. ATTORNEYS' FEES; EXPENSES. In the event suit or action is instituted to enforce any of the terms of this Agreement, including any and all bankruptcy claims, actions and proceedings deemed necessary or desirable to enforce any of the terms of this agreement or otherwise protect the interests of the Lender, the prevailing party shall be entitled to recover such sum as the court may adjudge reasonable as attorneys' fees and expenses, including fees or expenses that may be incurred in any appellate proceeding. In the event neither party wholly prevails, the party that substantially prevails shall be awarded a reasonable sum as attorneys' fees and litigation expenses. In determining what is a reasonable sum for attorneys' fees the party is obligated to pay its attorney or attorneys shall be presumed to be reasonable,


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and the actual expenses incurred in the proceeding shall be presumed to be reasonable. Whether or not any court action is involved, all reasonable expenses incurred that are necessary at any time in Lender's opinion for the protection of its interests or the enforcement of its rights, including (without limitation) the cost of searching records, obtaining title reports and attorneys' consultations or opinions or title insurance, shall become a part of the indebtedness.

         15. COUNTERPARTS. This Agreement may be executed in any number of counterparts which, when taken together, shall constitute one agreement.

         16. TIME OF ESSENCE. Time is off the essence of this Agreement.

         17. ARM'S LENGTH LEGAL RELATIONSHIP. The parties acknowledge and warrant that the relationship between Borrower and Lender is not a fiduciary relationship, a joint venture, a tenancy in common, a partnership, or anything other than a relationship between a lender and borrower.

         18. REPRESENTATION BY COUNSEL. In drafting and entering into this Agreement, Borrower and Lender were represented by independent counsel of their own choice.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written.

                                            LENDER:
                                            RealNetworks, Inc.


                                            /s/ K. J. MacArthur
                                            ------------------------------------
                                            Kelly Jo MacArthur
                                            Sr. VP & General Counsel


TO THE BORROWER: THIS IS A LEGALLY BINDING CONTRACT WHICH OBLIGATES YOU TO DO CERTAIN THINGS, AND WHICH GIVES LENDER CERTAIN RIGHTS AND REMEDIES. DO NOT SIGN THIS AGREEMENT WITHOUT READING IT. IF YOU HAVE ANY QUESTIONS ABOUT THIS AGREEMENT, CONSULT YOUR LAWYER BEFORE YOU SIGN. THE LENDER CANNOT GIVE YOU LEGAL ADVICE ABOUT YOUR RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT.

NOTICE: ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.


                                            BORROWER:
                                            Globalmedia.com

                                            /s/ Winston Barta
                                            ------------------------------------